Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Kubient, Inc (the “Company”) on Form S-1, pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 6, 2020, except for Note 12A, to which the date is August 6, 2020, with respect to our audits of the consolidated financial statements of Kubient, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which appears in Kubient, Inc.’s Form S-1 (Registration No. 333-239682) initially filed on July 2, 2020, as amended.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 11, 2020